UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2023

LOCAL BOUNTI CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40125	98-1584830
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 W. Main St.

Hamilton, MT 59840

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (800) 640-4016

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value of $0.0001 per share	LOCL	New York Stock Exchange
Warrants, each exercisable for one share of Common Stock for $11.50 per share	LOCL WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Fifth Amendment to Credit Agreements

As previously disclosed, in September 2021, Local Bounti Corporation (the “Company”), along with certain subsidiaries of the Company, and Cargill Financial Services International, Inc. (“Cargill Financial”) entered into (a) a credit agreement (the “Original Senior Credit Agreement”) and (b) a subordinated credit agreement (the “Original Subordinated Credit Agreement” and, together with the Original Senior Credit Agreement, the “Original Credit Agreements”). Also as previously disclosed, in March 2022, August 2022, December 2022, and January 2023, the Company, along with certain subsidiaries of the Company and Cargill Financial, entered into that certain First Amendment to Credit Agreements and Subordination Agreement, that Second Amendment to Credit Agreements, that Third Amendment to Credit Agreements and that Fourth Amendment to Credit Agreements, respectively, to amend the Original Credit Agreements (as amended, the “Credit Agreements”).

On March 13, 2023, the Company, along with certain subsidiaries of the Company, entered into a Fifth Amendment to Credit Agreements (the “Fifth Amendment”) with Cargill Financial to further amend the Credit Agreements. The Fifth Amendment (i) reduces the amount of cash required to be held in the debt service reserve account for the Credit Agreements by approximately $11.0 million until April 2, 2024, at which time the amount of cash required to be held in the debt service reserve account will be an amount equal to the sum of interest and principal payments that would be required under the Credit Agreements for two calendar quarters, (ii) allows for the payment in kind of the quarterly interest payment due and payable for the quarter ending March 31, 2023, (iii) allows for the payment in kind of the unused commitment fee payable for the quarter ending March 31, 2023; and (iv) reduces the minimum liquidity covenant in each of the Credit Agreements from $11.0 million to $1.0 million. The aggregate amount of outstanding loans and undrawn commitments under the Credit Agreements remains at $170.0 million (plus interest paid in kind).

All capitalized terms above that are not defined elsewhere have the meanings ascribed to them in the Fifth Amendment or the Credit Agreements, as applicable. The foregoing description of the Fifth Amendment and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Fifth Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.

On March 17, 2023, the Company issued a press release reporting topline financial results of the Company for the year ended December 31, 2022. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 2.02 of Form 8-K, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities act of 1933, as amended, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1†	Fifth Amendment to Credit Agreements, dated as of March 13, 2023, by and among Local Bounti Operating Company LLC, Local Bounti Corporation, the guarantors party thereto and Cargill Financial Services International, Inc.

99.1	Press Release dated March 17, 2023

104	Cover Page Interactive Data File (formatted as Inline XBRL)

†

Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2023	Local Bounti Corporation

	By:	/s/ Kathleen Valiasek
	Name:	Kathleen Valiasek
	Title:	Chief Financial Officer